Exhibit 10.4

Execution Version

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT (this “Agreement”), dated as of March 2, 2022 (the “Effective Date”), is entered into by and among KASPIEN HOLDINGS INC., a New York corporation (f/k/a TRANS WORLD ENTERTAINMENT CORPORATION) (the “Parent”), and ALIMCO RE LTD., a Bermuda limited corporation (“Holder”). Parent and Holder are sometimes referred to herein collectively as the “Parties.”

RECITALS

WHEREAS, Holder has made a $5,000,000 loan (the “Loan”) to KASPIEN INC (f/k/a Etailz, Inc.), a subsidiary of Parent (“Borrower”), pursuant to Amendment No. 2 to Subordinated Loan and Security Agreement dated as of the date hereof (as further amended, modified, supplemented or restated from time to time the “Loan Agreement”); and

WHEREAS, in consideration for value received in connection with the Loan, Parent desires to grant to Holder certain contingent value rights, as hereinafter described (collectively, the “CVRs”).

NOW, THEREFORE, for and in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed as follows:

AGREEMENT

1.            Definitions. In addition to those capitalized terms otherwise defined in this Agreement, the following capitalized terms shall have the meanings set forth below.  All capitalized terms used but not otherwise defined herein have the meanings given to them in the Loan Agreement, as in effect on the date hereof (and regardless of whether such agreement is then in effect as of any date of determination).

(a)         “Borrower Dividend” means (a) a dividend, capital distribution or other distribution made by Borrower to Parent, whether in cash, property, or securities of Borrower and whether by liquidating distribution or otherwise; provided that none of the following shall be a Borrower Dividend: (i) any subdivision (by a split of shares or otherwise) or any combination (by a reverse split of shares or otherwise) of any outstanding shares or (ii) any dividend or other distribution by Borrower to Parent permitted under Section 8(a)(xi)(2) of Senior Secured Credit Agreement, as in effect on the date hereof (and regardless of whether such agreement is then in effect as of any date of determination).

(b)          “Business Day” means a day other than a Saturday or Sunday or any other day on which banks in New York are authorized to close.

(c)         “Change of Control” means the acquisition by any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Effective Date), other than the Permitted Holders (as defined in the Loan Agreement), of 35% or more of the outstanding direct or indirect equity interests of Parent on a fully diluted basis unless the Permitted Holders own more than 50% of the outstanding direct or indirect equity interests of Parent on a fully diluted basis.

(d)          “CVR Payment Amounts” means the amounts payable to Holder pursuant to Section 4(a) of this Agreement.

(e)          “CVR Payment Date” means the date on which any CVR Payment Amount is paid pursuant to Section 7 hereof.

(f)          “Disposal” means (a) the sale, transfer, grant of an option or other interest in, or other disposal of, all or substantially all of the business or assets of Borrower, whether by one transaction or a series of related transactions or arrangements; provided, however, that any transaction or series of related transactions or arrangements in which Parent owns 100% of the voting stock of the acquiring corporation or parent of the acquiring corporation following such transaction shall not be considered a Disposal; and (b) the sale, transfer, grant of an option or other interest in, or other disposal of, all or substantially all of the business or assets of Parent, whether by one transaction or a series of related transactions or arrangements.

(g)         “Dividend Payment Amount” means, with respect to any Parent Dividend Event, the amount equal to (x) the total payment made or to be made, by Parent in connection with such Event consisting solely of (i) cash paid by Parent in connection with such Event, (ii) equity securities issued by Parent in connection with such Event, and (iii) any other non-cash property distributed in connection with such Event, minus (y) the aggregate amount of all Event Expenses.

(h)          “Dispute Notice” shall have the meaning given in Section 6(a) of this Agreement.

(i)          “Event” means a Proceeds Event or Parent Dividend Event as the context requires.

(j)          “Event Expenses” means the aggregate amount of all fees, costs, expenses, liabilities, obligations and other amounts (including, without limitation, investment banking fees, advisory or consultant fees, accountant’s or attorney’s fees, transfer or similar taxes or other taxes imposed by any jurisdiction, reimbursement of expenses and indemnity payments) incurred or payable (or estimated in good faith to be incurred or payable) by Parent or its subsidiaries in connection with any Event.

(k)          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l)          “Note Payment” means the receipt by Parent of Proceeds of a payment by, or on behalf of, Borrower on the promissory note dated February 20, 2020, from Borrower in favor of Parent in an original principal amount of $13,956,001.82.

(m)         “Notice” shall have the meaning given in Section 5 of this Agreement.

(n)          “Parent Dividend” means a dividend, capital distribution or other distribution made by Parent to its stockholders, whether in cash, property, or securities of Parent and whether by liquidating distribution or otherwise; provided that any subdivision (by a split of shares or otherwise) or any combination (by a reverse split of shares or otherwise) of any outstanding shares shall not be a Parent Dividend; provided further that, with respect to all non-cash distributions paid or to be paid by Parent, such non-cash distributions (or any portion thereof, as determined by the board of directors of Parent in its sole discretion) will be either, as determined by the board of directors of Parent in its sole discretion, (i) valued in good faith by the board of directors of Parent (and the value so determined will be treated as Parent Dividends as of the date such non-cash distributions were paid by Parent) or (ii) excluded from Parent Dividends until converted into or exchanged for cash, or otherwise actually paid by Parent in cash.

(o)          “Parent Dividend Event” means any payment by Parent of any Parent Dividend.

(p)         “Proceeds” means, with respect to any Proceeds Event, the amount equal to (x) the total proceeds received and to be received, by Parent after the Effective Date in connection with such Event consisting solely of (i) cash actually received by Parent as a result of such Event; (ii) notes, debt or other obligations issued to Parent in connection with such Event and payable in installments or otherwise deferred (“Deferred Obligations”), including amounts held in escrow, but excluding, for purposes of this definition of Deferred Obligations, Earn-Out Payments as defined below; (iii) equity securities and other non-cash property; and (iv) contingent payments related to future earnings or operations (“Earn-Out Payments”)) (but excluding, for the avoidance of doubt, the amount of any decrease, repayment or extinguishment of, or assumption by an acquiring party in an acquisition of assets or equity of, any indebtedness of Parent or its affiliates (including, without limitation, the Borrower)), minus (y) the aggregate amount of all Event Expenses; provided that, with respect to all non-cash proceeds (including, without limitation, Deferred Obligations, Earn-Out Payments, amounts held in escrow and other contingent payments) received or to be received by Parent in connection with an Event, such non-cash proceeds (or any portion thereof, as determined by the board of directors of Parent in its sole discretion) will either, as determined by the board of directors of Parent in its sole discretion, be (i) valued in good faith by the board of directors of Parent (and the value so determined will be treated as Proceeds as of the date such non-cash proceeds were received by Parent) or (ii) excluded from Proceeds until converted into or exchanged for or disposed of by Parent for cash, or otherwise actually paid to Parent in cash.

(q)        “Proceeds Event” means any (i) Note Payment, (ii) receipt by Parent of Proceeds in respect of its shares of Borrower in connection with any Disposal, Borrower Dividend, Sale, or Winding-Up of Borrower, or (iii) receipt by Parent of Proceeds in respect of any Disposal, Sale or Winding Up of Parent.

(r)         “Sale” means (a) any transaction or series of related transactions or arrangements pursuant to which any person(s), firm(s) or company(ies), whether acting alone or together (the “Acquiror"), acquires (whether by purchase, transfer, renunciation, subscription, option or otherwise) an interest, whether direct or indirect, in any shares in the capital of Borrower; provided, however, that the following shall not be considered a Sale: (i) a bona fide equity financing in which Borrower is the surviving corporation and not more than 50% of the stock of Borrower is issued to unrelated third parties in such transaction, or (ii) a transaction or series of related transactions or arrangements in which Parent owns 100% of the voting stock of the surviving corporation or parent of the surviving corporation following the transaction; or (b) any transaction or series of related transactions or arrangements pursuant to which any Acquiror acquires (whether by purchase, transfer, renunciation, subscription, option or otherwise) an interest, whether direct or indirect, in any shares in the capital of Parent the result of which is a Change of Control.

(s)          “Securities Act” means the Securities Act of 1933, as amended.

(t)          “Transaction Documents” shall have the meaning given in Section 5 of this Agreement.

(u)         “Winding-Up” means the making of an order or the passing of a resolution for the winding-up of Borrower or Parent for any purpose whatsoever; provided, however, that any recapitalization or other transaction or series of related transactions or arrangements in which Parent owns 100% of the voting stock of the surviving corporation or parent of the surviving corporation following such transaction shall not be considered a Winding-Up.

2.            Grant of CVRs. Parent hereby grants to Holder the CVRs described herein, which represent the rights of such Holder to receive contingent payments, if any, pursuant to Section 4 of this Agreement.

3.            No Certificate.  The CVRs shall not be evidenced by certificates or other instruments.

4.            Payment Events; Increase; Termination.

(a)          Payment Events.

(i)
Proceeds Events. If a Proceeds Event shall occur prior to the date that is ten (10) years after the Effective Date (the “CVR Termination Date”), then on the date that is thirty (30) days following the date of such Event (or such longer period as may be agreed in writing between Parent and Holder), Alimco shall be entitled to receive, and Parent shall be obligated to pay, an amount equal to nine percent (9%) of the Proceeds received by Parent from such Event payable in accordance with the terms of this Agreement.  For the avoidance of doubt, the aggregate CVR Payment Amounts payable pursuant to this Agreement shall not in any event exceed nine percent (9%) of the of the Proceeds received by Parent from Proceeds Events.

(ii)
Parent Dividend Event. If a Parent Dividend Event shall occur prior to the CVR Termination Date, then on the date that is thirty (30) days following the date of such Parent Dividend Event (or such longer period as may be agreed in writing between Parent and Holder), Alimco shall be entitled to receive, and Parent shall be obligated to pay, an amount equal to nine percent (9%) of the Dividend Payment Amount paid by Parent for such Event payable in accordance with the terms of this Agreement.

(b)         Termination.  Notwithstanding anything to the contrary herein, the CVRs and the rights of Holder to CVR Payment Amounts shall terminate, be extinguished and have no further force and effect, and this Agreement shall terminate and be of no further force or effect, and the Parties shall have no liability hereunder, upon the earlier to occur of (i) a Disposal, Sale or Winding-Up and the payment of the CVR Payment Amounts, if any, in connection therewith in accordance with Section 4(a) and (ii) the CVR Termination Date.

5.           Notice.  Parent shall, within five (5) Business Days following the occurrence of an Event (or, in the case of an Event in the form of a Borrower Dividend or Parent Dividend, within five (5) Business Days following the declaration of the Borrower Dividend or Parent Dividend, respectively), deliver a notice to Holder (the “Notice”), together with (subject to receipt by Parent of any requested customary confidentiality agreements in form and substance reasonably satisfactory to Holder) a copy of each material written agreement entered into between Parent and its counterparty or counterparties that sets out the terms and conditions of such Event or, in the case of an Event in the form of a Borrower Dividend or Parent Dividend, the applicable corporate resolutions of Borrower or Parent, respectively (the “Transaction Documents”). The Notice shall specify, in reasonable detail, Parent’s calculations of (i) the Proceeds or Parent Dividend, as applicable, including the amount and calculation of Event Expenses, and (ii) the CVR Payment Amounts.

6.            Valuation Dispute.

(a)         Within ten (10) Business Days following Holder’s receipt from Parent of the Notice and the Transaction Documents, Holder may, in the event they have a good faith dispute with any of Parent’s valuations or other amounts set forth in the Notice, provide written notice of, and the grounds for, such dispute to Parent, accompanied by the information setting forth the grounds for such dispute in reasonable detail (a “Dispute Notice”). In the event the Holder does not deliver such Dispute Notice during such ten (10) Business Day period, Parent’s valuations and amounts set forth in the Notice shall be considered final and binding on the Parties.

(b)         In the event the Holder delivers a Dispute Notice, the Holder and Parent shall seek in good faith to resolve any dispute identified therein as promptly as practicable within thirty (30) calendar days following Parent’s receipt thereof. In the event Holder and Parent resolve the dispute, the Notice, including such revisions as agreed by the Holder and Parent pursuant to this Section 6(b), shall be final and binding on the Parties.

(c)         In the event Holder delivers a Dispute Notice and Holder and Parent are unable to reach an agreement within thirty calendar (30) days thereafter, any such dispute shall be settled by an independent third party experienced in valuation matters that is mutually acceptable to Holder and Parent. The determination of such third party shall, absent manifest error, be binding on each Party and the fees and expenses of such third party shall be borne pro rata by Parent and Holder based on the amount by which Parent’s and the Holder’s respective valuations are different from the valuation as determined by such third party.

(d)         Notwithstanding anything to the contrary herein, in the event that any Dispute Notice is delivered in connection with a Disposal, Sale or Winding-Up, the Parties shall use their commercially reasonable efforts to agree and implement substitute dispute resolution procedures to the extent necessary or advisable to ensure that resolution of such dispute set forth in such Dispute Notice does not impede or delay the timely consummation of such Disposal, Sale or Winding-Up.

7.            Satisfaction of CVR Payment Amounts.

(a)          Within ten (10) Business Days after the date the CVR Payment Amounts are determined in accordance with Section 6(b) or (c), Parent shall transfer to each Holder (or arrange for the transfer to each Holder of) an amount equal to the applicable CVR Payment Amount payable to such Holder less any amounts withheld pursuant to Section 8 of this Agreement; provided, however, that any portion of any CVR Payment Amount consisting of non-cash Proceeds valued by the board of directors of Parent in accordance with this Agreement shall be payable to Holder in the form such non-cash proceeds are paid to Parent, or in the case of a Parent Dividend Event, such non-cash distributions are paid by Parent.

(b)          If an Event is to occur in connection with any Disposal or Sale, Parent shall use its commercially reasonable efforts to ensure that any Transaction Documents entered into in connection with such Disposal or Sale provide for the payment to Holder of the CVR Payment Amounts, if any, payable in connection with such Event and in accordance with the terms of this Agreement.  If, despite Parent’s efforts, such Transaction Documents do not provide for the payment to Holder of the CVR Payment Amounts, if any, payable in connection with such Event and in accordance with the terms of this Agreement, such CVR Payment Amounts, while held by Parent, shall be held in trust by Parent for the benefit of Holder until paid to Holder in accordance with the terms of this Agreement.

(c)          Notwithstanding anything else to the contrary herein, other than the distribution of non-cash proceeds in accordance with the terms hereof, Parent shall not be required to pay, and no amounts shall be considered, CVR Payment Amounts to the extent Parent does not actually receive such amounts in cash or if such amounts are not permitted to be paid pursuant to applicable law.

8.	Withholding.

(a)         Parent shall be entitled to deduct and withhold, or cause to be deducted or withheld from, each CVR Payment Amount otherwise payable pursuant to this Agreement such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder or any provision of state, local or foreign tax law.

(b)         To the extent that amounts so withheld pursuant to Section 8(a) above are paid over to or deposited with the relevant governmental entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made.

9.            No Voting, Dividends or Interest; No Equity or Ownership Interest; Subordination of Equity Interests.

(a)          The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs to Holder.

(b)         The CVRs shall not represent any equity or ownership interest in Parent or any of its affiliates (including, without limitation, the Borrower). Nothing contained in this Agreement shall be construed as conferring upon any Holder, by virtue of the CVRs, any rights or obligations of any kind or nature whatsoever as a stockholder of Parent, the Borrower or any of their respective subsidiaries, as applicable, either at law or in equity. The rights of Holder and the obligations of Parent and its affiliates and their respective officers, directors and controlling Persons are contract rights limited to those expressly set forth in this Agreement.

(c)        Parent and Borrower agree that any CVR Payment Amounts shall constitute a liability of the Parent or Borrower, as applicable, to Holder payable prior to any dividends, liquidation preferences or other amounts owing to any stockholder of Parent or Borrower, respectively.

10.          Ability to Abandon CVR.

Any Holder may at any time, at its option, abandon all of its remaining rights in a CVR by an instrument in writing transferring such CVR to Parent without consideration therefor. Nothing in this Agreement is intended to prohibit Parent from offering to acquire any CVR from any Holder for consideration in its sole discretion.

11.	Miscellaneous.

(a)       Successors and Assigns; Transferability.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the Parties.  Nothing in this Agreement, express or implied, is intended to confer upon any person other than the Parties hereto or their respective permitted successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.  Without the prior written consent of Parent, neither the CVRs (or any interest therein) nor any of the other rights, duties or obligations of Holder hereunder may be sold, assigned, pledged, encumbered, delegated, sublicensed or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer.  For purposes of this Section 11(a), a “Permitted Transfer” means (i) a transfer made pursuant to a court order (including in connection with a bankruptcy or liquidation), and (ii) if the applicable Holder is a corporation, partnership or limited liability company, a distribution by the transferring corporation, partnership or limited liability company to its stockholders, partners or members, as applicable (provided that (A) such distribution does not subject the CVRs to a requirement of registration under the Securities Act or the Exchange Act and (B) in the case of a transferring corporation, Parent shall have reasonably determined after consultation with counsel that such distribution does not subject the CVRs to a requirement of registration under the Securities Act or the Exchange Act ).

(b)          Governing Law; Arbitration.

(i)          This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

(ii)           Prior to any arbitration pursuant to Section 11(b)(iii), Parent and Holder shall negotiate in good faith for a period of thirty (30) calendar days to resolve any controversy or claim arising out of or relating to this Agreement or the breach hereof (other than any dispute with any of Parent’s valuations or other amounts set forth in the Notice, which shall be governed by the procedures set forth in Section 6 instead of this Section 11(b)).

(iii)          After expiration of the 30-day period contemplated by Section 11(b)(ii), such controversy or claim, including any claims for breach of this Agreement, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.  Parent and Holder may initiate an arbitration for any matter relating to this Agreement; provided that any dispute with any of Parent’s valuations or other amounts set forth in the Notice shall be governed by the procedures set forth in Section 6 instead of this Section 11(b).  The number of arbitrators shall be three (3). Within fifteen (15) calendar days after the commencement of arbitration, each of Parent and Holder shall select one (1) person to act as arbitrator, and the two (2) selected shall select a third arbitrator within fifteen (15) calendar days of their appointment. If the arbitrators selected by Parent and Holder are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by the American Arbitration Association. The place of the arbitration shall be New York, New York. The arbitrators shall be lawyers or retired judges with experience in the industry of Parent and the Borrower and with mergers and acquisitions. Except as may be required by law, neither a Party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of Parent and Holder.  Parent shall pay all fees and expenses incurred in connection with any arbitration, including the costs and expenses billed by the arbitrators in connection with the performance of their duties described herein; provided, however, that if the arbitrator rules in favor of Parent, the arbitrator’s fees and expenses shall be offset against the CVR Payment Amounts, if any.

(c)        Counterparts; Facsimile Execution.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the Parties that execute such counterparts, and all of which together shall constitute one instrument. A facsimile, telecopy, PDF or other reproduction of this Agreement may be executed by one or more Parties hereto and delivered by such Party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such Party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any Parties hereto, all Parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

(d)         Titles and Headings.  The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. Unless otherwise specifically stated, all references herein to “sections” will mean “sections” to this Agreement.

(e)         Amendments and Waivers.  Any term of this Agreement may be amended, terminated or waived only with the written consent of Parent and Holder. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

(f)          Severability.  If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the Parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement; provided that the Parties hereto shall use their good faith reasonable efforts to find and employ an alternative means to achieve the same or substantially the same economic or other result as that contemplated by such provision.

(g)        Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Party, shall be cumulative and not alternative.

(h)       Entire Agreement.  This Agreement constitutes the entire agreement and understanding of the Parties with respect to the subject matter of this Agreement, and supersedes any and all prior understandings and agreements, whether oral or written, between or among the Parties hereto with respect to the specific subject matter hereof.

(i)         Notices.  Any notice or other communication to be given under this Agreement shall be in writing and may either be delivered by hand, made by facsimile transmission, sent by electronic mail transmission, disclosed in all material respects and filed on EDGAR pursuant to the Exchange Act , sent by overnight courier, or sent by registered mail, return receipt requested, postage prepaid, as follows: (a) if to any Holder, at such Holder’s address, facsimile number or electronic mail address set forth on the signature page hereof, or at such other address as such Holder shall have furnished to the other Parties in writing; and (b) if to Parent, at Parent’s address, facsimile number or electronic mail address set forth on the signature page hereof, or at such other address as Parent shall have furnished to Holder in writing.

(j)         Further Assurances.  At any time or from time to time after the date hereof, the Parties agree to cooperate with each other, and at the request of any other Party, to execute and deliver any further instruments or documents and to take all such further action as the other Party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the Parties hereunder.

 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

KASPIEN HOLDINGS INC.

By:	/s/ Kunal Chopra
Name:	Kunal Chopra
Title:	Principal Executive Officer

Kaspien Holdings Inc.
2818 N. Sullivan Road, Suite #130
Spokane Valley, WA 99216
Attention: Edwin Sapienza
Email: esapienza@kaspien.com

with a copy to:

Cahill Gordon & Reindel LLP
80 Pine Street
New York, NY 10005
Attention: Kimberly Petillo-Décossard
Email: kpetillo-decossard@cahill.com

ALIMCO RE LTD.

By:	/s/ Jonathan Marcus

Name:	Jonathan Marcus

Title:	CEO

Alimco Re Ltd.
2336 SE Ocean Blvd., #400
Stuart, FL 34996
Attention: Jonathan Marcus, Chief Executive Officer
Email: jon@limadvisory.com

with a copy to:

K&L Gates LLP
1717 Main Street, Suite 2800
Attention: Jonathan Vance
Email: jonathan.vance@klgates.com

[Signature Page to Contingent Value Rights Agreement]